Exhibit 99.01

NEWS
FOR IMMEDIATE RELEASE
Contact: Eugene F. Hovanec, (805) 388-3700
Chief Financial Officer

Yatin Mody, (805) 388-3700
Vice President, Finance

Vitesse Semiconductor Corporation Calls
Convertible Subordinated Debentures due 2005

     Camarillo, CA (October 21, 2004) – Vitesse Semiconductor Corporation (Nasdaq: VTSS) announced today that it has called the remaining balance of its outstanding 4.00 percent Convertible Subordinated Debentures due 2005 (the “2005 Debentures”) for redemption on Monday, November 15, 2004. The 2005 Debentures bear CUSIP Nos. 928497AB2 and 928497AA4.

     On or prior to the close of business on Thursday, November 11, 2004, holders of the 2005 Debentures may elect to convert their 2005 Debentures into common stock of Vitesse Semiconductor Corporation at a conversion price of $112.1875 by surrendering the 2005 Debentures in accordance with the indenture to U.S. Bank National Association, as conversion agent. Holders of 2005 Debentures held in book-entry form through the Depository Trust Company (DTC) must follow the DTC’s customary practices.

     To the extent that holders of the 2005 Debentures do not convert their 2005 Debentures into common stock of Vitesse, such 2005 Debentures will be redeemed on November 15, 2004 at a redemption price of $1,000 per $1,000 face amount, plus accrued and unpaid interest to, but excluding, November 15, 2004. In order to receive the redemption price, holders must surrender their 2005 Debentures to U.S. Bank National Association, as paying agent for the redemption, at the address set forth in the Notice of Redemption, dated October 21, 2004, sent that day to all registered holders. From and after November 15, 2004, the 2005 Debentures will cease to accrue interest, and holders of the 2005 Debentures will only have the right to receive the redemption price plus accrued and unpaid interest.

     The above-referenced CUSIP numbers are included solely for the convenience of the holders of the 2005 Debentures. No representation is made as to the correctness of such numbers.

About Vitesse

     Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.